Addendum to the Agreement between InternetStudios and Dominique Bigle dated February 29, 2003

The parties agree to amend the Agreement by deleting the paragraphs as noted below and replacing them as follows:

"2. Consideration

The consideration for the Assets shall be comprised of two components: (a) on the Closing Date, InternetStudios shall issue to Bigle ONE MILLION (1,000,000) COMMON SHARES. Such shares may be subject to certain trading restrictions; and (b) THREE HUNDRED THOUSAND DOLLARS (US $300,000) payable as follows:

  $50,000 at signature of this deal memo which sum the parties acknowledge has been paid.

  A further $20,000 by May 16, 2003, which sum the parties acknowledge has been paid.

  An additional $30,000 by May 21, 2003, by wire transfer to a bank account designated by Bigle.

  A final payment of $200,000 by wire transfer to a bank account designated by Bigle on the date that is 15 days after the closing of a financing (the "Financing") of InternetStudios in excess of $5.0 million (such date to be the Closing Date of the Agreement) but no later than June 30, 2003.

If the payments set forth in (c) and (d) above are not credited to the designated account by the end of the banking day on the day after the dates on which they are due, or unless this Agreement is otherwise extended, then this Agreement shall be null and void.

Any payments, full or partial listed under (a), (b) and (c) are not refundable in the event that InternetStudios is unable to close the Financing.

4. Appointment as a Director

On the Closing Date, Dominique Bigle shall be appointed as a Director of InternetStudios. Bigle shall be responsible for the exploitation of all the Assets acquired by InternetStudios. Both parties will negotiate a separate Executive contract in good faith which will include salary, bonuses and participations. "

All others provisions in the original Agreement between InternetStudios and Dominique Bigle dated February 29, 2003 with the exception of the above-mentioned changes remain the same and will apply.

As the Agreement has not yet closed, it is understood that the use of Bigle's name and the use of Trocadero Film Library is strictly forbidden without express approval of Bigle, such approval not to be unreasonably withheld.

Dated this 16th day of May 2003

InternetStudios.com, Inc.

/s/ Dominique Bigle /s/ Mark Rutledge

Dominique Bigle Mark Rutledge